Exhibit 10.1

SIXTH AMENDMENT TO FORBEARANCE AGREEMENT

THIS SIXTH AMENDMENT TO FORBEARANCE AGREEMENT (“Sixth Amendment”) is made and entered into as of the 18th day of March, 2015 (the “Effective Date”), by and between Sefton Resources, Inc., a British Virgin Islands corporation (“Sefton”), TEG Oil & Gas U.S.A., Inc., a Colorado corporation (“TEG”) and/or TEG MidContinent, Inc., a Colorado corporation (“TEGMC,” and together with Sefton and TEG, “Borrowers”), Hawker Energy, Inc., a Nevada corporation (“Hawker”), and Bank of the West, a California corporation (“BOTW”), with reference to the Forbearance Agreement dated April 30, 2014, as amended by the First Amendment to Forbearance Agreement (“First Amendment”) dated June 2, 2014, the Second Amendment to Forbearance Agreement (“Second Amendment”) dated June 30, 2014 , the Third Amendment to Forbearance Agreement (“Third Amendment”) dated October 31, 2014, the Fourth Amendment to Forbearance Agreement (“Fourth Amendment”) dated November 20, 2014, and the Fifth Amendment to Forbearance Agreement dated January 1, 2015 (collectively, the “Agreement”).

RECITALS:

A.          The Agreement relates to the Loan made by BOTW to Borrowers.

B.           Borrowers previously requested that BOTW extend the date on which the Forbearance Period ends from June 2, 2014 to December 29, 2014.

C.           BOTW agreed to Borrowers’ request, subject to the terms and conditions set forth in the First Amendment and the Second Amendment.

D.           The Second Amendment provides that Borrowers shall make monthly principal payments of $120,000.00 plus interest at the current default interest rate of 8.25% payable on the last business day of each month commencing on July 31, 2014 and continuing for the months of August, September, October and Novembers, 2014 until December 29, 2014, at which time all amounts due BOTW under the Loan Documents shall be due and payable.

E.           Borrowers subsequently advised BOTW that they did not have the funds necessary to make the monthly principal payment of $120,000 plus interest of $26,740.21 which was due October 31, 2014 for a total payment due of $146,740.21 (the “October Payment”) and requested that a significant portion of that October Payment be deferred.

F.           BOTW agreed to Borrowers’ request, subject to the terms and conditions set forth in the Third Amendment.

G.           The Third Amendment provides, in part, that on or before 2:00 p.m. Pacific Daylight Time on October 31, 2014 Borrowers shall pay to BOTW $50,000.00 which shall be applied against the October Payment due from Borrowers on October 31, 2014 in the BOTW’s sole and absolute discretion.  The Third Amendment further provides, in part, that on or before 2:00 p.m. Pacific Standard Time on November 20, 2014, Borrowers will pay BOTW the balance due for the October Payment (the “October Balance Payment”). The payment of $50,000 was timely received.

H.           Borrowers subsequently advised BOTW that they did not have the funds necessary to make the October Balance Payment and requested that BOTW agree that Borrower defer the deadlines to make the October Balance Payment on November 20, 2014 and the payment of $120,000 plus accrued interest due on November 28, 2014 and such payments will be included in the Loan Payoff Payment scheduled to occur on or before December 1, 2014. BOTW agreed to this payment schedule in the Fourth Amendment.

I.           Borrowers subsequently advised BOTW that they did not have the funds necessary to make the payments due December 1, 2014 and/or the funds needed to pay the loan in full as required by the Fourth Amendment.

J.           Borrowers and Hawker, the parent of Tapia Holdings, LLC (“Tapia”) subsequently jointly advised BOTW that the decrease in the price of oil worldwide has interfered in Hawker’s ability to raise the funding necessary to enable them to complete the funding for the purchase of the assets of TEG, that TEG was without sufficient operating funds to stay in operation without immediate additional funding and Hawker was willing to lend certain additional funds to TEG to enable that company to maintain operations for the immediate near future.

K.          Borrowers and Hawker subsequently further advised BOTW that as a condition to providing additional funding, the outstanding loans from Tapia to TEG evidenced by a Secured Subordinated Note due December 29, 2014 in the original principal amount of $1,500,000 which is fully subordinated to the rights of BOTW pursuant to the Intercreditor Agreement will be assigned to Hawker along with 100% of the stock of TEG.

L.           The Fifth Amendment addressed I, J and K above.

M.          On January 1, 2015, Tapia, Hawker, TEG, Sefton and TEGMC entered into an Amended and Restated Subordination and Intercreditor Agreement (“Intercreditor Agreemnent”) which further confirmed that additional advances and any future advances made by Hawker to TEG along with any obligations owed by TEG to Tapia which were then being assigned by Tapia to Hawker would be fully subordinated to the rights of BOTW as provided in the Intercreditor Agreement.

N.          As of the Effective Date, the principal owing under the Loan and pursuant to the Fifth Amendment is Four Million Eight Thousand Eighty Three and 99/100 Dollars  ($4,008,083.99) (“New Principal”) together with unpaid interest as provided in the Fifth Amendment from March 1, 2015, and unreimbursed legal fees from January 1, 2015.

O.           Sefton and TEGMC have requested that BOTW release them from any further liability for the Obligations as Borrowers, and BOTW, Borrowers and Hawker have discussed the terms under which BOTW would be willing to so release Sefton and TEGMC.

P.           Hawker has received copies of the Agreement, including all amendments thereto identified in the opening paragraph of this Sixth Amendment.

Q.          BOTW has agreed to release Sefton and TEGMC as Borrowers subject to the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the above premises, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  Unless otherwise indicated, words and terms which are defined in the Agreement shall have the same meaning as used herein.

2.           Incorporation of Recitals. The Recitals of this Sixth Amendment are incorporated herein by this reference as though fully set forth herein.

3.           Release of Sefton and TEGMC as Borrowers.  Subject to and effective upon the timely satisfaction of all of the following:  (a) receipt by BOTW of $400,000 in good funds by no later than March 23, 2015, to be applied to against the Obligations in acordance with the Loan Documents , and (b) the execution and delivery to BOTW of a Collateral Assignment of Note, in form and substance acceptable to BOTW (the “Collateral Assignment”), executed by Sefton in favor of BOTW and acknowledged and agreed to by Hawker, collaterally assigning to BOTW, to secure all Obligations, that certain Promissory Note dated March 18, 2015 in the principal amount of $400,000 by Hawker in favor of Sefton (as amended or replaced from time to time, the “Hawker Note”), and (c) delivery to BOTW of the original Hawker Note, together with an allonge by Sefton endorsing the same in blank to BOTW (“Allonge”), BOTW hereby releases Sefton and TEGMC from any further liability for the Obligations, except for indemnification obligations that survive the termination thereof, and the term “Borrowers” shall hereafter not include Sefton or TEGMC.  Upon repayment in full and in cash of the Obligations to BOTW, Sefton and Hawker hereby agree that to the extent that BOTW has not foreclosed upon the Hawker Note, the original Hawker Note, together with any endorsements thereto delivered to BOTW, shall be returned to Hawker and the Collateral Assignment shall be terminated.

4.           Conditions to Effectiveness.  This Sixth Amendment shall not be effective unless and until all of the following conditions have been timely complied with to the satisfaction of BOTW:

  (a)           Receipt by BOTW of a fully-executed original of this Sixth Amendment;

  (b)           Receipt by BOTW of $400,000 in immediately available funds by no later than March 23, 2015, to be applied pursuant to the Loan Documents;

  (c)           Receipt by BOTW of a fully-executed original of the Collateral Assignment, the Hawker Note, the Allonge and all other Assigned Documents, as defined in the Collateral Assignment;

  (d)           Receipt by BOTW of $15,000 as an advance reimbursement for estimated legal fees incurred by it since January 1, 2015, in connection with the negotiation, preparation and delivery of the above; and

  (e)           Receipt by BOTW of written confirmation from Hawker that the additional conditions set forth in Section 5 below have been satisfied.

5.           Additional Conditions to Effectiveness.  This Sixth Amendment shall not be effective unless and until Hawker has received the following:

  (a)           The original of the Warrant dated February 1, 2015 issued by Hawker to Sefton, endorsed by Sefton for cancellation; and

  (b)           An original stock certificate representing 1,500,000 shares of Hawker common stock issued by Hawker to Sefton, endorsed by Sefton for cancellation.

6.           Reaffirmation of Provisions in Agreement.  Borrowers and Hawker ratify and reaffirm that all representations, warranties and statements made in the Agreement and the Intercreditor Agreement remain true as of the Effective Date of this Sixth Amendment and are deemed reaffirmed as of the date of this Sixth Amendment.

7.           Reaffirmation of Releases.  Borrowers ratify and reaffirm all releases contained in the Agreement as of the date of this Sixth Amendment and such releases are deemed effective as of the Effective Date of this Sixth Amendment.  Hawker hereby joins in and reaffirms the releases in favor of BOTW which are set forth in paragraphs 1(e) and 1(f) of the Forbearance Agreement dated as of April 30, 2014, a copy of which it has received.

8.           Continued Validity of Agreement, Loan Documents and Intercreditor Agreement.  The Agreement, as modified hereby, the Loan Documents and the Intercreditor Agreement shall continue in full force and effect as previously constituted and are ratified and affirmed by the parties hereto.  Each reference in the Agreement or in any other agreement or document to the Agreement shall mean the Agreement as amended hereby, unless the context otherwise requires.  This Sixth Amendment, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the original Forbearance Agreement shall be read as one document.  The parties herein all agree that the release of Sefton and TEGMC pursuant to the terms of this Sixth Amendment shall not in any way release, modify, amend or relieve any of the other Borrowers or Hawker of their respective obligations under the Agreement, the Loan Documents, or the Intercreditor Agreement and the first priority position of BOTW in the Collateral.

9.           Compliance with Loan Documents and Other Matters:  Borrowers and Hawker each represent and warrant to BOTW as follows:  (a) as of the Effective Date of this Sixth Amendment, each has complied, and is in compliance with, in all material respects, all of the terms, covenants and conditions of the Agreement, the Loan Documents and the Intercreditor Agreement (including all amendments and modifications of such documents), except for the existing defaults, (b) all financial and other information provided to BOTW by Borrowers and Hawker is true and correct, and (c) as of the Effective Date, there exists no other event of default under the Agreement, any of the Loan Documents or the Intercreditor Agreement that has not been disclosed to BOTW.

10.        Authorization.  Each party hereto represents to the other that the individual executing this Sixth Amendment on its behalf is the duly appointed signatory of such party and that such individual is authorized to execute this Sixth Amendment by or on behalf of such party and to take all action required by the terms of this Sixth Amendment.

11.           Captions.  Section and Paragraph headings and numbers have been set forth herein for convenience only.

12.           No Novation.  This Sixth Amendment is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Agreement and the Loan Documents as previously amended shall remain in full force and effect.

13.           Severability.  Each provision of this Sixth Amendment shall be severable from every other provision of this Sixth Amendment for the purpose of determining the legal enforceability of any specific provision.

14.           Entire Agreement.  This Sixth Amendment and the documents referred to herein or contemplated hereby, constitute the entire agreement by and between Borrowers, Hawker and BOTW with respect to the Sixth Amendment and supersede all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter.

15.           Counterparts.  This Sixth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. This Sixth Amendment may be signed and transmitted by facsimile or electronic transmission with the same validity as if it were an ink-signed document.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to the Agreement as of the date and year first above written.

BANK OF THE WEST

By:	/s/ Angeles Coro
Angeles Coro

Its: Vice President, Special Assets Department

SEFTON RESOURCES, INC.

By:	/s/ Daniel Levi
Daniel Levi

Its: Director

TEG OIL & GAS U.S.A., INC.

By:	/s/ Darren Katic
Darren Katic

Its: Corporate Secretary

TEG MIDCONTINENT, INC.

By:	/s/ Daniel Levi
Daniel Levi

Its: Corporate Secretary

HAWKER ENERGY, INC.

By:	/s/ Darren Katic
Darren Katic
Its: President